Exhibit 10.2

Amending Deed

PMI Mortgage Insurance Co.

QBE Insurance Group Limited

Note Deed 23 October 2008

Allens Arthur Robinson

Deutsche Bank Place

Corner Hunter and Phillip Streets

Sydney NSW 2000 Australia

Tel +61 2 9230 4000

Fax +61 2 9230 5333

www.aar.com.au

©Copyright Allens Arthur Robinson, Australia 2008

Amending Deed

Table of Contents

1.	Definitions and Interpretation	1

2.	Amendments	1

3.	Effective Date	1

4.	Remaining Provisions Unaffected	1

5.	Governing Law and Jurisdiction	2

6.	Counterparts	2

Schedule - Note Deed		3

Page i

Amending Deed

Date	2008

Parties

1.	PMI Mortgage Insurance Co. of 3003 Oak Road, Walnut Creek, CA 94597, United States of America (the Noteholder).

2.	QBE Insurance Group Limited ABN 28 008 485 014 of Level 2, 82 Pitt Street, Sydney NSW 2000, Australia (the Note Issuer).

Recitals

A	The Noteholder and the Note Issuer are parties to a Note Deed dated 23 October 2008 (the Principal Deed) under which the Note Issuer agreed to issue the Note to the Noteholder.

B	The parties wish to make certain further amendments to the Principal Deed in the manner set out in this Deed.

It is agreed as follows.

1.	Definitions and Interpretation

(a)	Words which are defined in the Principal Deed and which are used in this Deed have the same meaning in this Deed as in the Principal Deed, unless the context requires otherwise.

(b)	The provisions of clauses 1.2 and 1.3 of the Principal Deed form part of this Deed as if set out in full in this Deed .

2.	Amendments

The Principal Deed is amended to read as set out in the schedule.

3.	Effective Date

This Deed takes effect, and the parties agree to be bound by the Principal Deed as amended by this Deed, from the date of this Deed (the Effective Date).

4.	Remaining Provisions Unaffected

Except as specifically amended by this Deed, all terms and conditions of the Principal Deed remain in full force and effect. With effect from the Effective Date (as defined in clause 3), the Principal Deed as amended by this Deed is to be read as a single integrated document incorporating the amendments effected by this Deed.

Amending Deed

5.	Governing Law and Jurisdiction

(a)	This Deed is governed by the laws of the State of New South Wales.

(b)	Each party irrevocably and unconditionally:

(i)	submits to the non-exclusive jurisdiction of the courts of New South Wales in connection with any suit, action or proceeding arising out of or relating to this Deed;

(ii)	waives, to the fullest extent it may legally and effectively do so, any defence or objection based on absence of jurisdiction or inconvenient forum; and

(iii)	consents to service of process in the manner provided for Notices in clause 10 of the Principal Deed, provided that nothing in this Deed will affect the right of any party to serve process in any other manner permitted by law.

(c)	The Noteholder appoints Allens Arthur Robinson or their successor in Australia as its agent for service.

6.	Counterparts

This Deed may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument

Amending Deed

Schedule – Note Deed

Note

Deed

QBE Insurance Group Limited

PMI Mortgage Insurance Co.

Allens Arthur Robinson

Deutsche Bank Place

Corner Hunter and Phillip Streets

Sydney NSW 2000

Tel 61 2 9230 4000

Fax 61 2 9230 5333

www.aar.com.au

©Copyright Allens Arthur Robinson 2008

Amended and Restated Note Deed

Table of Contents

1.	Definitions and Interpretation	~~2~~1

	1.1 Definitions	~~2~~1

	1.2 Interpretation	~~4~~3

2.	Creation of Note	~~5~~4

3.	Term	~~5~~4

4.	Purpose	~~5~~4

5.	Interest	~~5~~4

	5.1 Calculation of Interest	~~5~~4

	5.2 Overdue Payments	~~5~~4

6.	Payment Obligations	~~6~~4

	6.1 Repayment at end of Term	~~6~~4

	6.2 Voluntary prepayment	~~6~~5

	6.3 Method of payment	~~6~~5

7.	Adjustments to Principal and Interest	~~6~~5

8.	Taxation	~~7~~6

	8.1 Payments made free and clear	~~7~~6

	8.2 Additional payments	~~7~~6

9.	Representations and Warranties	~~7~~6

10.	Notices	~~7~~6

11.	Conditions	~~8~~7

12.	Events of Default	~~8~~7

13.	Entire Agreement	~~9~~8

14.	Amendment	~~9~~8

15.	Assignment	~~9~~8

16.	Set-off	~~9~~8

17.	Further actions	~~9~~8

18.	Counterparts	~~10~~9

19.	Confidentiality	~~10~~9

20.	Governing Law	~~10~~9

Page (i)

Date

Parties

1.	QBE Insurance Group Limited of Level 2, 82 Pitt Street, Sydney, NSW, 2000, Australia (the Note Issuer).

2.	PMI Mortgage Insurance Co. of 3003 Oak Road, Walnut Creek, CA 94597, United States (the Noteholder).

Recitals

A	The Note Issuer, QBE Holdings (AAP) Pty Limited (the Purchaser) and the Noteholder are parties to a Share Sale Agreement dated 14 August 2008, pursuant to which the Purchaser has agreed to purchase all of the shares in PMI Mortgage Insurance Australia (Holdings) Pty Limited ABN 98 087 483 958 (the Share Sale Agreement).

B	The PMI Group, Inc., QBE Lenders’ Mortgage Insurance Limited (the HK Purchaser) and the Note Issuer are parties to a Share Sale Deed dated 17 December 2008, pursuant to which the HK Purchaser has agreed to purchase all of the shares in PMI Mortgage Insurance Asia Limited (the HK Sale Agreement).

C~~B~~	Pursuant to the Share Sale Agreement, the Note Issuer agrees to issue the Note (as defined below) to the Noteholder in relation to that part of the purchase price payable by ~~the Purchaser~~QBE Holdings (AAP) Pty Limited under the Share Sale Agreement~~, on the following terms and conditions~~.

D	The Note Issuer and the Noteholder have agreed that, pursuant to the Share Sale Agreement and this Deed, the value of the Note (principal and interest) may be reduced in accordance with the mechanisms contained in Schedule 6 to the Share Sale Agreement and as set out in clause 16.1 and 16.16 of the Share Sale Agreement.

E	The Note Issuer and the Noteholder have agreed that, pursuant to the HK Sale Agreement and this Deed, the value of the Note (principal and interest) may be reduced in accordance with the mechanism set out in clauses 14.1 and 14.6 of the HK Sale Agreement.

It is agreed as follows.

1.	Definitions and Interpretation

1.1	Definitions

The following definitions apply unless the context requires otherwise:

Business Day means any day other than Saturday, Sunday or any other day on which banks in the city of New York, USA or Sydney, Australia are required to close.

Governmental Entity means any government or representative of a government or any governmental, semi-governmental, administrative, fiscal, regulatory or judicial body, department, commission, authority, agency, instrumentality, board or tribunal, whether federal, state, territorial or local and whether Australian or foreign. It includes the Australian Securities and Investments Commission, the Australian Competition and Consumer Commission, the Australian Prudential Regulation Authority and the Australian Securities Exchange (and any other securities exchange).

~~HK Note means the note deed issued pursuant to and in accordance with the HK Sale Agreement between the Note Issuer and The PMI Group, Inc.~~

~~HK Sale Agreement means the share sale deed dated on or around 29 August 2008 between The PMI Group, Inc., QBE Holdings (AAP) Pty Limited and QBE Insurance Group Limited in relation to the sale of the shares in PMI Mortgage Insurance Asia Limited.~~

Insolvency Event in relation to a party, means any of the following:

(a)	a petition is presented, or a meeting is convened for the purpose of considering a resolution or other steps are taken by any person with a view to the appointment of an administrator (whether out of court or otherwise) against or for the winding up of the other party or an administration order or a winding up order is made against or a provisional liquidator appointed with respect to the other party;

(b)	an encumbrancer takes possession of, or a trustee or administrative receiver or similar officer is appointed in respect of, all or any part of the business or assets of the other party, or distress or any form of execution is levied or enforced upon or sued out against any of those assets and is not discharged within seven days of being levied, enforced or sued out;

(c)	the other party is unable to pay its debts as they fall due or the value of its assets is less than the amount of its liabilities, taking into account its contingent and prospective liabilities, or it suspends or threatens to suspend making payments with respect to all or any class of its debts;

(d)	the other party proposes or makes any composition or arrangement or composition with, or any assignment for the benefit of, its creditors;

(e)	anything analogous to any of the events described in paragraphs (a) – (d), inclusive, occurs under the laws of any applicable jurisdiction including insurance laws; or

(f)	the other party ceases to carry on the whole or any material part of its business and that cessation, in the reasonable opinion of the first party, would be reasonably likely to affect adversely the other party’s ability to observe and perform properly and punctually any of its obligations under this Deed.

Interest Period means:

(a)	in relation to each such period other than the last, the 6 month period commencing on ~~the date of this Deed~~23 October 2008 and each 6 month period thereafter;

(b)	in relation to the last such period, the period commencing on the first day of such period and ending on the Repayment Date.

Interest Rate means 3.7875%, being 3 month US LIBOR plus 1% per annum as at 1 July 2008.

Issue Date means the date of this Deed.

Note means the debt obligation of the Note Issuer representing the right of the Noteholder to receive the Principal under the terms and conditions of, and as evidenced by, this Deed.

Principal means the amount specified in clause 2, as adjusted in accordance with clauses 5.1 and 7.

Repayment Date means:

(a)	the date elected by the Note Issuer for repayment of the Principal under clause 6.2; and

(b)	the date on which the Principal must be repaid under clause 12; and

(c)	the expiry of the Term.

Tax includes any tax, levy, impost, deduction, charge, rate, duty, GST or withholding which is levied or imposed by the Commonwealth of Australia or any political subdivision or taxing authority in it, and any related interest, penalty, charge, fee or other amount.

Term has the meaning given to that term in clause 3.

1.2	Interpretation

Headings are for convenience only and do not affect interpretation. The following rules apply unless the context requires otherwise.

(a)	The singular includes the plural and conversely.

(b)	A gender includes all genders.

(c)	If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(d)	A reference to a person, corporation, trust, partnership, unincorporated body or other entity includes any of them.

(e)	A reference to a clause or schedule is a reference to a clause of, or a schedule to, this Deed.

(f)	A reference to an agreement or document (including a reference to this Deed) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Deed or that other agreement or document.

(g)	A reference to a party to this Deed or another agreement or document includes the party’s successors and permitted substitutes and permitted assigns (and, where applicable, the party’s legal personal representatives).

(h)	A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(i)	A reference to dollars or $ or US$ is to United States currency.

(j)	A reference to conduct includes an omission, statement or undertaking, whether or not in writing.

(k)	Mentioning anything after includes, including, for example, or similar expression does not limit what else might be included.

2.	Creation of Note

By this Deed, the Note Issuer creates the Note ~~on the date of this Deed~~ in favour of the Noteholder with an initial principal amount outstanding ~~on the date of this Deed~~ of US$186,505,850. The principal outstanding and interest payable under the Note may be adjusted in accordance with the terms and conditions of this Deed, the HK Sale Agreement and the Share Sale Agreement.

3.	Term

The Note will continue on the following terms during the period until its redemption in full on 30 September 2011 (the Term), subject to the terms and conditions of this Deed.

4.	Purpose

The purpose of the Note is to satisfy the relevant part of the purchase price payable by the Purchaser under the Share Sale Agreement.

5.	Interest

5.1	Calculation of Interest

(a)	The Note Issuer shall pay interest on the Principal at the Interest Rate calculated in accordance with clause 5.1(b).

(b)	Interest shall be calculated on the Repayment Date on the daily Principal balance outstanding on the basis of the actual number of days elapsed in each Interest Period and a year of 360 days (including the first day of the Interest Period but excluding the last).

(c)	Interest, which is payable on the Repayment Date, will be calculated on the basis of each Interest Period, then, for the purpose of the calculation, added to, and so form part of the Principal at the end of each Interest Period (on a compounding basis).

5.2	Overdue Payments

Interest on overdue amounts shall accrue from the due date up to but excluding the date of actual payment, before and (as a separate and independent obligation) after judgment at the Interest Rate above plus 1% per annum unless otherwise agreed between the parties. The basis of calculation of interest as set out in clause 5.1 will also apply to any calculation under this clause.

6.	Payment Obligations

6.1	Repayment at end of Term

Subject to clause 6.2 and clause 12, the Note Issuer must repay the Principal (including Interest accrued) on the Repayment Date.

6.2	Voluntary prepayment

The Note Issuer may only prepay all or some of the Principal with prior written notice to the Noteholder.

6.3	Method of payment

The Note Issuer must make all payments to the account specified in writing by the Noteholder. Payments must be in cleared funds and free of any set-off or deduction, except for taxes where required by law or adjustment to Principal and Interest in accordance with clause 7 of this Deed.

7.	Adjustments to Principal and Interest

(a)	The parties agree that:

(i)	to the extent there are losses which exceed the Performance Metric as defined in the Share Sale Agreement, then the Principal and Interest will be reduced to the extent and in accordance with the mechanism provided for in Schedule 6 of the Share Sale Agreement;

~~(ii)~~	~~subject to completion of the transaction under the HK Sale Agreement in accordance with and subject to its terms (including without limitation the issuing of the HK Note), and to the extent that there is an Australian Note Shortfall as defined in the Share Sale Agreement, then the Principal and Interest will be reduced to the extent and in accordance with the mechanism provided for in Schedule 11 of the Share Sale Agreement; and~~

(ii)	~~(iii)~~ to the extent the Noteholder either agrees or is required to satisfy any claims for any breach of Warranties under the Share Sale Agreement, then the Principal and Interest will be reduced to the extent and in accordance with the mechanism provided for in clauses 16.1(b) and 16.16 of the Share Sale Agreement; and

(iii)	to the extent The PMI Group, Inc either agrees or is required to satisfy any claims for any breach of a HK Vendor’s Warranty under and in accordance with the HK Sale Agreement or a claim by Koon-hoo Luk against PMI Mortgage Insurance Asia Limited in respect of his resignation from or his tenure on the board of directors of PMI Mortgage Insurance Asia Limited, then the Principal and Interest will be reduced to the extent and in accordance with the mechanism provided for in clauses 14.1(b) and 14.16 of the HK Sale Agreement.

In this clause HK Vendor’s Warranty means a warranty furnished by the PMI Group, Inc in clause 14 of the HK Sale Agreement.

(b)	The Noteholder acknowledges that in acting under clause 6(b) of the Share Sale Agreement, the Noteholder will bring the substance of this clause 7 to the attention of potential investors.

8.	Taxation

8.1	Payments made free and clear

Payments in respect of the Note are subject in all cases to applicable provisions of fiscal and other laws and regulations. All payments under the Note must be made free and clear of, and without deduction for, or by reference to, any present or future taxes of any Governmental Entity of any jurisdiction or any political subdivision or taxing authority in it unless required by law.

8.2	Additional payments

If the Note Issuer is obliged to make a deduction in respect of Tax from any payment (including the capitalisation of interest under clause 5.1(c)):

(a)	it shall promptly pay the amount deducted to the appropriate Governmental Entity; and

(b)	within 30 days of the end of the month in which the deduction is made, it shall deliver to the Noteholder, for collection, official receipts or other evidence of payment of that amount.

9.	Representations and Warranties

Each party makes the following representations and warranties to the other party as at the date of this Deed as follows:

(a)	(Incorporation) It is duly incorporated and validly existing under the laws of its place of incorporation, with full power and authority to own its properties and to conduct its business as currently conducted.

(b)	(Power of authority) It has the power and authority to execute and exchange this Deed and perform and observe all its terms. This Deed has been duly executed by it and is a legal, valid and binding Deed of it enforceable against it.

(c)	(Solvency) No step has been taken in relation to it to wind it up, appoint a controller or administrator, seize or take possession of any of its assets or make an arrangement, compromise or composition with any of its creditors. It is able to pay all its debts as and when they become due and payable.

10.	Notices

Unless otherwise agreed between the parties, any notice, demand, consent or other communication (a Notice) given or made under this Deed:

(a)	must be in writing and signed by a person duly authorised by the sender;

(b)	must either be delivered to the intended recipient by prepaid post (if posted to an address in another country, by registered airmail) or by hand or fax to the address or fax number below or the address or fax number last notified by the intended recipient to the sender:

(i) to Noteholder:	3003 Oak Road Walnut Creek, CA 94597 United States Attention: General Counsel Fax No: +1-925-658-6175

(ii) to the Note Issuer:	Level 2, 82 Pitt Street Sydney NSW 2000 Australia Attention: Company Secretary Fax No: +61 2 9231 6104

(c)	will be taken to be duly given or made:

(i)	in the case of delivery in person, when delivered;

(ii)	in the case of delivery by post two business days after the date of posting (if posted to an address in the same country) or seven business days after the date of posting (if posted to an address in another country); and

(iii)	in the case of fax, on receipt by the sender of a transmission control report from the despatching machine showing the relevant number of pages and the correct destination fax machine number or name of recipient and indicating that the transmission has been made without error, but if the result is that a Notice would be taken to be given or made on a day which is not a business day in the place to which the Notice is sent or is later than 4pm (local time) it will be taken to have been duly given or made at the commencement of business on the next business day in that place.

11.	Conditions

The Note is being issued on the condition that the liability of the Note Issuer under this Deed ranks and will rank at least equally and ratably (pari passu) in point and security with all its other respective unsecured and unsubordinated liabilities (both actual and contingent) other than liabilities mandatorily preferred by law.

12.	Events of Default

The Note may be cancelled at any time by the Noteholder if:

(a)	the Note Issuer fails to pay any amount when due under this Deed and that amount remains unpaid for a period of five Business Days from the date of notice of that non-payment by the Noteholder to the Note Issuer;

(b)	the Note Issuer fails duly to perform any of its other obligations under this Deed within 20 Business Days of the Noteholder notifying the Note Issuer of such failure or is otherwise in breach of any representation or warranty which it has given under this Deed;

(c)	the Note Issuer ceases to be a member or comprise members of the QBE Group; or

(d)	an Insolvency Event occurs in respect of the Note Issuer,

whereupon, all monies owing under this Deed shall be deemed to be due and payable and the Note Issuer shall immediately repay all monies owing to the Noteholder under the Note.

13.	Entire Agreement

This Deed, HK Sale Agreement and the Share Sale Agreement contain the entire agreement of the parties with respect to the Note. They set out the only conduct relied on by the parties and supersede all earlier conduct by the parties with respect to the Note.

14.	Amendment

This Deed may be amended only by another Deed executed by all parties.

15.	Assignment

(a)	The Note Issuer may only assign or transfer any of its rights or obligations under this Deed with the prior written consent of the Noteholder.

(b)	The Noteholder may transfer, assign, novate, sub-participate or otherwise deal with all or any of its rights or obligations under this Deed for any reason at any time.

16.	Set-off

(a)	If the Note Issuer is in default of its obligations under this Deed, the Note Issuer authorises the Noteholder to apply any amounts payable by the Noteholder to the Note Issuer in or towards satisfaction of the amount (including Principal) payable by the Note Issuer to the Noteholder.

(b)	If more than one of the circumstances contemplated by clause 7 of this Deed occurs, at the Note Issuer’s option, it may choose to apply the adjustment under clause 7 in full or in part, first under either clause 7(a)(i) or 7(a)(ii) and secondly under clause 7(a)(iii).

17.	Further actions

Each party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be required pursuant to this Deed or as requested by the other party in order to carry out the provisions of this Deed.

18.	Counterparts

This Deed may be executed in any number of counterparts. All counterparts taken together will be taken to constitute one Deed.

19.	Confidentiality

(a)	Subject to paragraph (b) below, each party must keep the terms of this Deed confidential.

(b)	A party may make any disclosures in relation to this Deed as it thinks necessary to:

(i)	its professional advisers, insurers, bankers, financial advisers and financiers, if those persons undertake to keep information disclosed confidential;

(ii)	comply with any applicable law or requirement of any Governmental Entity; or

(iii)	any of its directors or employees to whom it is necessary to disclose the information if that person undertakes to keep the information confidential.

20.	Governing Law

This Deed is governed by the laws of New South Wales, Australia. The parties submit to the non-exclusive jurisdiction of courts exercising jurisdiction there.

Amending Deed

Executed and delivered as a Deed in

NOTE ISSUER

Executed as a deed in accordance with section 127 of the Corporations Act 2001 by QBE Insurance Group Limited:

/s/ Frank M. O’Halloran	/s/ Duncan Ramsey
Director Signature	Director/Secretary Signature

Print Name	Print Name

NOTEHOLDER

Executed as a deed by PMI Mortgage Insurance Co.:

/s/ L. Stephen Smith	/s/ Donald P. Lofe, Jr.
Director Signature	Director/Secretary Signature

Print Name	Print Name